SNM GLOBAL HOLDINGS, INC.

TERM SHEET

Dog on Deck Productions

The following is a non-binding term sheet for structuring a joint venture project between Divided Sky Productions, a division of SNM Global Holdings, Inc. ("DSP") and Dog On Deck Productions (DOD). The following terms are intended for building a frame work for the joint venture and establish an understanding between the Parties.

Purpose	*The purpose of the joint venture is to combine the efforts of funding raising, marketing and brand building capacities of DSP with DOD. The Parties further intend to finance and distribute feature films, and future associated projects. The Parties intend to memorialize the terms of this joint venture, as amended, in a formal definitive agreement.*
Consideration	*In exchange for 50% of movie project owned by Dog on Deck Productions, SNM will pay an aggregate of $1,250,000.00 in cash to DOD, and hold $250,000 in reserve for promotion and distribution consideration.*
Use of Proceeds	*Funds will be used to produce, direct, market, and distribute a feature-length film.*
Responsibilities	*DOD. shall be responsible for all creative decision regarding the film.* *DSP will be responsible for all accounting and fiduciary responsibilities.*

Profit Share	*Any and all of the net profits from the sales or distribrution shall be shared 50/50 between Divided Sky Productions and Dog on Deck Productions.*
Risks	*All Parties understand and agree that this joint venture carries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.*
Representations and Warranties	*In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:* ☐ *DSP hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;* ☐ *DOD represents and warrants that the all products are free and clear of all liens and encumbrances and DOD is the sole owner of the movie project, all derivative rights, including, but not limited to, licensing, distribution, trademarks, and content.*

SNM GLOBAL HOLDINGS, INC.

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Dog On Deck Productions, LLC. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

SNM Global Holdings, Inc.

_______________ 4/1/17

Troy Lowman, President

AGREED AND ACCEPTED by:
Jason Slawson
Dog on Deck Productions, LLC

____

By: Jason Slawson

Title: Owner

27 MAR 17
Date